AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF FIFTY 1 LABS, INC.

PREFERRED STOCK. Pursuant to the Nevada Business Corporation Act and the authority conferred on the Board of Directors (the "**Board of Directors**" or the "**Board**") of FIFTY 1 LABS, INC. (the "**Company**") by the Articles of Incorporation (as amended) of the Company to amend preferred Series A and B shares of the Company. The Company hereby further amends the Articles of Incorporation of the Company (the "**Amendment**") to increase the authorized preferred shares to 14,000,000.

1. Authorized Number.

The authorized number of all series of preferred stock of the Company shall be 14,000,000.

2. Series A Preferred Stock.

2.1 Designation and Number of Shares. 3,800,000 shares of Preferred Stock shall be designated as Series A Preferred Stock, par value $0.00001 per share (the "Series A Preferred Stock").

2.2. Dividends. The holders of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

2.3.3. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series A Preferred Stock (including the Series B Preferred Stock), the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series A Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series A Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series A Preferred Stock and the Series B Preferred Stock as set forth herein, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Series B Preferred Stock.

2.4. Conversion and Anti-Dilution.

(a) Conversion Formula. At the Conversion Time, each share of Series A Preferred Stock subject to conversion shall be convertible into 30 shares of Common Stock (the "Series A Preferred Stock Conversion Formula"). The Series A Preferred Stock Conversion Formula shall be subject to adjustment pursuant to Section 2.4(d) from time to time. Following each adjustment, such adjusted Series A Preferred Stock Conversion Formula shall remain in effect until a further adjustment hereunder. (the "Conversion Date") following the receipt by the Company of written notice from the holder of the Series A Preferred Stock of the holder's intention to convert the shares of Series A Stock, together with the holder's stock certificate or certificates evidencing the Series A Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Company shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series A Preferred Stock in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Company. The Common Stock shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Company, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Company on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series A Preferred Stock as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series A Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Company covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series A Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Company will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series A Preferred Stock submitting such conversion notice.

(d) Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 2.4(a) prior to the reverse split. The conversion rate of shares of Series A Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

2.5 Voting Rights. Each share of Series A Preferred Stock shall have 250,000 votes for any election or other vote placed before the shareholders of the Company.

2.6 Price. The price of each share of Series A Preferred Stock may be set or changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

2.7 Lock-Up Restrictions on Conversion. Shares of Series A Preferred Stock may not be converted into shares of Common Stock for a period of:

a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or

b) twelve (12) months if the Company does not file such public reports.

3. <u>Series B Preferred Stock</u>. 3.1 Designation. Series B of preferred stock is hereby designated as Series B Preferred Stock (the "Series B Preferred Stock"). All series of preferred

stock, whether now or hereafter designated, may by their respective terms have a preference over the Series B Preferred Stock in respect of distribution upon liquidation, dividends or any other right or matter.

3.2 Number. The number of shares constituting Series B Preferred Stock is fixed at 10,200,000 shares, par value $.00001 per share, and such amount may not be increased except by the favorable vote or the written consent of the holders of at least a majority of the issued and outstanding Series B Preferred Stock.

3.3. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock (for clarity, Series A Preferred Stock ranks senior to the Series B Preferred Stock), the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to $1.00 per share. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock and the Series A Preferred Stock as set forth herein, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Company's Common Stock.

3.4 Voting.

(a) General. Subject to Section 3.4(d) and the other provisions of this Certificate of Designation, each holder of Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock and the holders of Common Stock and other series of the Company's preferred stock shall vote together as a single class.

(b) Number of Votes. Subject to Section 3.4(d) and the other provisions of this Certificate of Designation, with respect to any matter, presented to the stockholders of the Company for their vote or consent as to which the holders of Series B Preferred Stock and the holders of Common Stock and other series of the Company's preferred stock vote together as a single class, each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock that would have been received by the holder thereof upon the conversion of such share of Series B Preferred Stock on the record date for the determination of the stockholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken, or any written consent of stockholders first is solicited, with respect to such matter.

(c) Separate Vote Required. At any time when shares of Series B Preferred Stock are outstanding, in addition to any other vote required by law or the Company's Certificate of Incorporation, the Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting or consenting separately as a class, either directly or by amendment, merger, consolidation or

otherwise, change the rights or preferences of the Series B Preferred Stock or increase the authorized number of shares of Series B Preferred Stock.

(d) Board of Directors Election. Notwithstanding any provision of this Certificate of Designation, so long as any of the shares of Series B Preferred Stock initially issued are outstanding, the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect a majority of the directors of the Company. The holders of Common Stock and other classes and series of the Company's stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company.

3.5 Conversion. The holders of the Series B Preferred Stock shall have, and be subject to, the following conversion rights:

(a) Conversion. Provided that a Liquidation Event (as hereinafter defined) has not occurred, the holder of each share of the Series B Preferred Stock shall be entitled, upon (i) written notice to the transfer agent (or to the Company if the Company serves as its own transfer agent) and (ii) the satisfaction of the requirements set forth in Section 3.5(h), to convert all or any part of the Series B Preferred Stock then held by such holder into the number of fully paid and nonassessable shares of Common Stock in determined accordance with Section 3.5(d).

(b) Liquidation Event. "Liquidation Event" shall mean (i) the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or (ii)(A) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "Combination Transaction") in which the Company is a constituent party, or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving Company of such Combination Transaction (or such surviving Company's parent Company if the surviving Company is owned by the parent Company) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving Company (or its parent Company, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving Company (or its parent Company, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company. An "Acquiring Stockholder" means a stockholder or stockholders of the Company that (1) merges or combines with the Company in such Combination Transaction or (2) owns or controls a majority of another Company that merges or combines with the Company in such Combination Transaction.

(c) Conversion Time. The "Conversion Time" with respect to a Liquidation Event shall mean immediately prior to the occurrence of the Liquidation Event (which for purposes of a Liquidation Event described in Section 3.5(b)(ii) hereof shall mean immediately prior to the closing of such Liquidation Event), in which event the person(s) entitled to receive Common Stock of the Company upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the occurrence of the

Liquidation Event. The "Conversion Time" with respect to a conversion pursuant to Section 3.5(a) shall be the date the requirements identified in Section 3.5(a)(i) and (ii) are satisfied.

(d) Conversion Formula. At the Conversion Time, each share of Series B Preferred Stock subject to conversion shall be convertible into 350 shares of Common Stock (the "Series B Preferred Stock Conversion Formula"). The Series B Preferred Stock Conversion Formula shall be subject to adjustment pursuant to Section 3.6 from time to time. Following each adjustment, such adjusted Series B Preferred Stock Conversion Formula shall remain in effect until a further adjustment hereunder.

(e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Certificate of Incorporation.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value. The Company shall, as soon as practicable after the Conversion Time, deliver to the holders of Series B Preferred Stock, or to their nominees, cash in lieu of any fraction of a share. For purposes hereof, "Fair Market Value" of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

(i) If the principal market for the Company's Common Stock is a national securities exchange or the Over-the-Counter Bulletin Board ("OTCBB") or any successor, then the average of the closing sale prices of the Common Stock for the thirty (30) trading days immediately prior to (but not including) the Determination Date;

(ii) If the principal market for the Company's Common Stock is not a national securities exchange, then the average of the closing bid and ask prices reported for the thirty (30) trading days immediately prior to (but not including) the Determination Date;

(iii) Except as provided in clause (iv) below, if the Fair Market Value of the Company's Common Stock cannot be determined as provided in as provided above, then as determined by the Company's Board of Directors; or

(iv) If the Determination Date is the date of a Liquidation Event, then all amounts to be payable per share to holders of the Common Stock pursuant to the Certificate of Incorporation in the event of such Liquidation Event, plus all other amounts to be payable thereunder per share in respect of the Common Stock upon the Liquidation Event, assuming for the purposes of this clause (iv), that all of the shares of Common Stock then issuable upon conversion of all of the

Series B Preferred Stock and all other classes or series of stock that are convertible into common stock are not senior to the Series B Preferred Stock in respect of the rights that accrue by virtue of such Liquidation Event are outstanding at the Determination Date. In no event shall any payment be made to the holders of Series B Preferred Stock unless and until all payments to be made or claims to be satisfied with respect to all other classes or series of stock (whether or not convertible into common stock) that are senior to the Series B Preferred Stock in respect of the rights that accrue by virtue of such Liquidation Event have been made or satisfied.

(g) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series B Preferred Stock against impairment.

(h) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert shares of Series B Preferred Stock into shares of Common Stock in connection with a conversion pursuant to Section 3.5(a), the holder shall surrender the certificate for such shares of Series B Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent.

The notice shall state the holder's name or the name(s) of the person(s) in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or his, her or its attorney duly authorized in writing.

(i) Taxes Upon Conversion. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant to this Section 3.5(i). The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

(j) New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

(k) Delivery of Common Stock Certificates. As soon as practicable after the conversion of shares of Series B Preferred Stock, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered

to applicable holder of Series B Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion.

(l) Equity Blocker. At no time shall the holder of Series B Preferred Stock, either individually or together with any Affiliates (as defined below), convert any portion of Series B Preferred Stock or any portion of a note held by the holder or its designee into common stock of the Company if such conversion would result in the holder owning more than 9.99% of the Company's then-issued and outstanding shares of common stock.

The Company shall not issue, upon notice of intent to convert any Series B Preferred Shares or any portion of a note, common shares that in the aggregate exceed an amount greater than 9.99% of the total number of common shares then issued and outstanding by the Company.

For purposes of this section, "Affiliate" means any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the holder.

6. Adjustments.

(a) Adjustment Upon Common Stock Event. At any time or from time to time hereafter, upon the happening of a Common Stock Event (as hereinafter defined), the Series B Preferred Stock Conversion Formula shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock receivable upon conversion thereof equals the number of shares of Common Stock which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such Common Stock Event. The Series B Preferred Stock Conversion Formula shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b) Adjustments for Other Dividends and Distributions. If at any time or from time to time hereafter the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3.6 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time hereafter the Common Stock issuable upon the conversion of the Series B

Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event, but subject to Section 5, each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) Reorganizations, Mergers and Consolidations. If at any time or from time to time hereafter there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section.6) or a merger or consolidation of the Company with or into another Company (except a Liquidation Event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor Company resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.6 with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 3.6 (including adjustment of the Series B Preferred Stock Conversion Formula then in effect and number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 3.6 shall similarly apply to successive reorganizations, mergers and consolidations.

(e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B Preferred Stock Conversion Formula, the Company, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each holder of the Series B Preferred Stock at such holder's registered address as shown on the Company's books.

3.7 Notices. Any notice required by the provisions of this Amended and Restated Certificate of Designation to be given to the holders of shares of the Series B Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three (3) days after deposit in the United States mail, postage prepaid, or (iii) one (1) business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

3.8 Effect of Amendment and Restatement. All of the outstanding shares of the Series B Preferred Stock shall be subject to the provisions of this Certificate of Designation.

IN WITNESS WHEREOF, the Company has executed this Certificate of Designation by its duly authorized officer on this 16th day of July 2026.

FIFTY 1 LABS, INC.

DocuSigned by:

By: Joel Gagnier

Joel Gagnier, Chief Executive Officer